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                                                                    Exhibit 99.1



                                                        Nexell Therapeutics Inc.
[LOGO]                                                  9 Parker
                                                        Irvine, California
                                                        92618 1605
                                                        t.949 470 9011
                                                        f.949 586 2420
                                                        www.nexellinc.com

FOR IMMEDIATE RELEASE
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                           Contact:    Tad Heitmann
                                       Nexell Therapeutics Inc.
                                       949/470-6516

              NEXELL THERAPEUTICS COMPLETES $63 MILLION FINANCING

IRVINE, CA, November 29, 1999 - Nexell Therapeutics Inc. (NASDAQ:NEXL), one of the world's leading suppliers of therapeutic and diagnostic products based on stem cell technology, announced today that it has raised $63 million in a private placement with institutional investors. The transaction is a structured financing consisting of a new Series B Preferred Stock, convertible into Nexell Common Stock at $2.75 per share, backed by put rights granted by Baxter International Inc. (NYSE: BAX), and certain warrants. The Company will use a portion of proceeds to retire approximately $34 million in convertible subordinated debentures held by Baxter and will use the remainder for general corporate purposes.

Investors in this private placement include John Hancock Mutual Life Insurance Company, Metropolitan Life Insurance Company and Massachusetts Mutual Life Insurance Company. Lehman Brothers acted as placement agent for this transaction.

"This financing is a significant milestone for the Company," said Richard L. Dunning, Chairman and CEO of Nexell Therapeutics. "It substantially increases our financial flexibility by injecting new capital, at a very large premium to market, and retiring all existing convertible debt. Nexell can now go forward to execute its aggressive growth plans with a strong cash position and no debt. We are also pleased to bring these institutions on as investors in the Company to share in the exciting future of our cell therapy business."

The transaction involved the issuance of 63,000 shares of Series B Preferred Stock, one Put Right per share of Preferred Stock, and Warrants. The Series B Preferred Stock carries an annual cash dividend of 3 percent. Between November 24, 2002 and November 24, 2004, investors may put their Preferred Stock to
Baxter for return of their principal and a fixed rate of interest. The warrants consist of a class of warrants exercisable for 3 million shares of Common Stock for five years at a price of $3.00 per share and a class of performance warrants that become exercisable after five years at $.01 per share. The number of performance warrants that may be exercised adjust based upon the Company's closing price at the date of exercise, from a range of zero (above $5.00 per share) up to a maximum of 6 million shares (at or below $3.00 per share).
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"Baxter remains the largest shareholder in Nexell and is committed to helping it unlock the potential value and clinical benefits of cell therapy," said Victor
W. Schmitt, President Venture Management, Baxter Healthcare Corporation.

In July, 1999, Nexell received U.S. Food and Drug Administration approval to sell its Isolex(R) 300i Cell Selection System as a restricted device for the selection of hematopoietic stem cells and the removal of tumor cells from autologous peripheral blood grafts used to restore cancer patients' immune and blood-forming systems following high dose chemotherapy. It is the only stem cell selection system commercially available in the United States. During the same period, Nexell assumed control of sales and distribution in the United States from Baxter and rolled out its new field sales and technical support organization in early August. A similar transition is underway in Europe.

There are also a number of Isolex(R) systems currently in use in the United States under investigational protocols (IDE's) in gene therapy and dendritic cell therapy, engineered transplants with alternative donors and for autoimmune diseases.

Nexell Therapeutics Inc.
Located in Irvine, California, Nexell Therapeutics Inc. is a cell therapy company whose mission is to put the power of the cell into the hands of healers. Nexell is developing and marketing innovative ex vivo cell therapies and in vitro diagnostics for cancer, autoimmune, metabolic and genetic diseases. Nexell's lead product, the Isolex(R) 300i Cell Selection System, is currently marketed in the United States, the European Union, Canada and several other countries, as a component of aggressive cancer therapy. In addition, Nexell markets the Cytonex(TM) ImmunoCytoChemistry Staining Kit and an extensive line of cell therapy preparation, storage and expansion products including the Cryocyte(TM), SteriCell(R) and Lifecell(R) brands.


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this release are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are: the timely commencement and success of the Company's clinical trials and other research endeavors, delays in receiving FDA or other regulatory approvals, the development of competing therapies and/or technologies, the terms of any future strategic alliances, the possible need for additional capital, and any additional factors described from time to time in the Company's periodic reports on Form 10-K and 10-Q, and any prospectus describing the Company's securities.

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